FORM 3
         U.S. SECURITIES AND EXCHANGE COMMISSION       ______________________
                 WASHINGTON, D.C.  20549              |    OMB APPROVAL      |
                  INITIAL STATEMENT OF                |_____________________ |
           BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235- 0104|
                                                      |EXPIRES:              |
                                                      | SEPTEMBER 30, 1998   |
       Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE     |
         Securities Exchange Act of 1934,             |BURDEN HOURS          |
        Section 17(a) of the Public Utility           |PER RESPONSE 0.5      |
          Holding Company Act of 1935                 |______________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ____________________________________________________________________________
 1. Name and Address of Reporting Person
           CONSOL Inc.

 ____________________________________________________________________________
        (Last)                      (First)                    (Middle)
         1800 Washington Road

 ____________________________________________________________________________
                                   (Street)
           Pittsburgh,    PA        15241-1421

 ____________________________________________________________________________
        (City)                      (State)                      (Zip)

 ____________________________________________________________________________
 2. Date of Event Requiring Statement (Month/Day/Year)
      May  28, 1998
 ____________________________________________________________________________
 3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

 ____________________________________________________________________________
 4. Issuer Name and Ticker or Trading Symbol
    Rochester & Pittsburgh Coal Company  (RPTC)
 ____________________________________________________________________________
 5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
  (  ) DIRECTOR
  (  ) 10% OWNER
  (  ) OFFICER (GIVE TITLE BELOW)
  (X ) OTHER (SPECIFY TITLE BELOW)
   Option Holder
 ____________________________________________________________________________
 6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

 ____________________________________________________________________________
 7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
    ___FORM FILED BY ONE REPORTING PERSON
     X FORM FILED BY MORE THAN ONE REPORTING PERSON



 ============================================================================
 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________
 |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
 |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
 |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
 |                    |   OWNED       |   OR INDIRECT|                       |
 |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
 |                    |               |   5)         |                       |
 |____________________|_______________|______________|_______________________

 [TYPE ENTRIES HERE]


 ============================================================================
 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ____________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)
    Option to purchase common stock
 ____________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)

           May 28,1998                              September 30, 1998
           Date Exercisable                          Expiration Date
 ____________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
    Common Stock                                1,741,705
                 Title                         Amount of Number of Shares
 ____________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security
           $43.50
 ____________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)
           D
 ____________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)


 ============================================================================

    EXPLANATION OF RESPONSES:
      In connection with an Agreement and Plan of Merger, dated as of May 28, 1998, among Rochester & Pittsburgh Coal Company (the "Company"), CONSOL Commonwealth Inc. ("Merger Sub"), and CONSOL Inc. ("CONSOL"), CONSOL and certain stockholders of the Company have entered into a Stockholders Agreement, dated as of May 28, 1998 (the "Stockholders Agreement"), providing for the options reported herein. The stockholders owning a majority interest in the Company have agreed to grant an irrevocable proxy to certain officers of CONSOL and to give CONSOL irrevocable options to purchase all shares owned by such stockholders. Delivery of shares upon exercise of such options is subject to satisfaction of certain conditions.
 E. I. du Pont de Nemours and Company ("DuPont") and Rheinbraun AG ("Rheinbraun") are indirect beneficial owners of the option shares through their relationship with CONSOL. DuPont and Rheinbraun each beneficially own 50% of the shares of CONSOL.




 CONSOL INC.

 By: /s/ Michael F. Nemser
    --------------------------
    Michael F. Nemser
    Senior Vice President                            June 8, 1998
    **  SIGNATURE OF REPORTING PERSON                     DATE



 ___________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
        SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
 ============================================================================

      Joint Filers

 1.   Name and Address of Reporting Persons

      CONSOL Energy Inc.
      300 Delaware Avenue
      Wilmington, Delaware 19801

      E. I. du Pont de Nemours and Company
      1007 Market Street
      Wilmington, Delaware 19898

      DuPont Energy Company
      1007 Market Street
      Wilmington, Delaware 19898

      Rheinbraun Aktiengesellschaft
      Stuttgenweg 2
      D-5000 KOEln 41
      Federal Republic of Germany


 Table II - Derivative Securities Beneficially Owned

 5.   Ownership Form of Derivative Security

      I

 6.   Nature of Indirect Beneficial Ownership

      By CONSOL Inc., as affiliate

 SIGNATURE


 CONSOL ENERGY INC.

 By: /s/ Michael F. Nemser
    ---------------------------------
    Michael F. Nemser                      June 8, 1998
 ** SIGNATURE OF REPORTING PERSON          DATE


 E. I. DU PONT DE NEMOURS AND COMPANY

 By: /s/ John C. Sargent
    ---------------------------------
    John C. Sargent                        June 12, 1998
 ** SIGNATURE OR REPORTING PERSON          DATE


 DUPONT ENERGY COMPANY

 By: /s/ Charles L. Downing
    ---------------------------------
    Charles L. Downing                     June 12, 1998
 ** SIGNATURE OF REPORTING PERSON          DATE


 RHEINBRAUN AG

 By: /s/ ppa. Rolf Zimmerman
     --------------------------------

 By: /s/ i. V. Frohling
    ---------------------------------

    ---------------------------------      June 8, 1998
** SIGNATURE OF REPORTING PERSON           DATE



 **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE
     FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).